Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Jeffrey P. Oldenkamp
May 20, 2020		Chief Financial Officer
Hawkins, Inc.		612/331-6910
2381 Rosegate		Jeff.Oldenkamp@HawkinsInc.com
Roseville, MN 55113

HAWKINS, INC. REPORTS
FOURTH QUARTER AND FISCAL 2020 RESULTS

Minneapolis, MN, May 20, 2020 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended March 29, 2020. Highlights include:

•Eighth consecutive quarter of year-over-year operating income growth, with diluted earnings per share of $0.45, increasing 29% over the fourth quarter of fiscal 2019.
•Sales of $540.2 million for the full year, a decrease of 3% from fiscal 2019, with continued growth in our Water Treatment segment of 7% year over year.
•Record operating income for the full year of $41.7 million, an increase of 13% over the $36.8 million recorded in fiscal 2019.
•Record net income of $28.4 million for the full year compared to $24.4 million in fiscal 2019, an increase of 16%.
•Record diluted earnings per share (EPS) of $2.66 for the full year, which was $0.38, or 17%, higher than EPS of $2.28 in fiscal 2019.
•Record operating cash flow of $58.9 million for the full year, allowing us to pay down $25.0 million of debt in fiscal 2020, ending the year with a leverage ratio below 1.0x and net debt of $55.7 million.

“We are pleased to report a strong fiscal 2020, with record operating income, net income, EPS, EBITDA and operating cash flow,” said Patrick H. Hawkins, Chief Executive Officer and President. “Those results have fueled our favorable balance sheet and liquidity positions, positioning us well for the future.”

Mr. Hawkins continued, “Our financial performance has been driven by our continued customer focus, value-added services and products, and growth in our specialty business lines. Our Industrial and Water Treatment segments had strong years, with operating income in Industrial up 22% over the prior year and Water Treatment up 20%. While sales dollars were down year-over-year in Industrial, this was a result of lower sales of bulk commodities driven by a weak ethanol industry, as well as lower pricing on certain commodities due to lower costs. Sales of our higher-margin specialty products were up from the prior year in both Industrial and Water Treatment. Sales of certain products saw an uptick toward the end of March due to increased demands and the filling of customers' tanks as a result of COVID-19. Our Health and Nutrition segment sales finished down 16% compared to the prior year, but only down 9% in the fourth quarter due to increased demands in the latter half of March as we have seen the market shift to health and immunity supplements as a result of COVID-19. As mentioned last quarter, we have continued to make progress in this segment and are encouraged by what we are seeing.”

COVID-19 Update:

Hawkins operations qualify as Essential Critical Infrastructure under guidelines issued by the U.S. Department of Homeland Security and provides products and services that impact millions of people across the United States each and every day, including the critical products needed to maintain safe drinking water, and ingredients essential for large-scale food, pharmaceutical and other health product manufacturing and nutrition products needed to support our critical infrastructure.

As previously disclosed, Hawkins announced readiness plans on March 18, 2020. As part of those plans, Hawkins:
•Implemented stringent procedures and practices to minimize potential spread of COVID-19 and protect employees, customers and suppliers;
•Increased bleach production to meet demand;
•Operates redundant plant capabilities to ensure business continuity in critical areas of our Water Treatment group to serve drinking water and wastewater needs of the many municipalities we support;
•Increased inventory positions, where needed, to meet customer demands across all areas of the business;

•Continues to work with suppliers to ensure business continuity;
•Is providing work from home opportunities where possible;
•Granted flexibility with our leave and compensation policies;
•Provides regular communication and updates to our employees regarding our COVID-19 actions; and,
•Conducts regular Management meetings to address any issues that arise.

The COVID-19 pandemic has created tremendous uncertainty in the economy. The financial impact to the Company has been mixed, as sales to certain end-markets such as food, bottled bleach and health and nutrition have benefited our reporting segments, while decreased sales to other end-markets such as ethanol, pools and resorts have negatively impacted them. As uncertainty continues with this pandemic, the Company expects mixed results to continue for the foreseeable future. The Company expects to continue to be cautious in its capital expenditures and investments, and delay investments where deemed appropriate, while still investing for the future by opening new Water Treatment branches and making capital investments to drive higher margin business. With its current debt levels and available borrowings, the Company believes it is well-positioned to weather a continued economic downturn.

Fourth Quarter and Fiscal Year Financial Highlights:

For the fourth quarter of fiscal 2020, the Company reported net income of $4.8 million, or $0.45 per diluted share, compared to net income for the fourth quarter of fiscal 2019 of $3.8 million, or $0.35 per diluted share.

For the full year, the Company reported record net income of $28.4 million, or $2.66 per diluted share, compared to net income for fiscal 2019 of $24.4 million, or $2.28 per diluted share.

For the fourth quarter of fiscal 2020, sales were $132.4 million, a decrease of $0.6 million, or 0.5%, from sales of $133.1 million a year ago. Industrial segment sales decreased $0.6 million, or 1%, to $68.8 million for the current quarter, as compared to $69.4 million a year ago. The decrease in sales dollars from the prior year was driven primarily by lower pricing due to lower costs of one of our major commodities, largely offset by increased volumes sold of certain manufactured, blended and re-packaged products. Water Treatment segment sales increased $2.7 million, or 8%, to $35.9 million in the fourth quarter, as compared to $33.2 million a year ago. The increase in sales dollars was driven by increased volumes sold, in particular certain manufactured, blended and re-packaged products that carry higher per-unit selling prices, offset somewhat by lower pricing due to lower costs of one of our major commodities. Health and Nutrition segment sales decreased $2.7 million, or 9%, to $27.7 million for the fourth quarter, as compared to $30.5 million a year ago. The decrease in sales was driven primarily by decreased sales of our specialty distributed products. On a sequential basis, the year-over-year percentage decline in Health and Nutrition sales was about half of what it was for the first three quarters.

For fiscal 2020, Industrial segment sales were $275.2 million, a decrease of 2% from fiscal 2019 sales of $281.9 million. Water Treatment segment sales were $159.9 million for the year, an increase of 7% over last year’s sales of $149.5 million. Sales for our Health and Nutrition segment were $105.1 million in fiscal 2020, a decrease of 16% from fiscal 2019 sales of $125.0 million.

Company-wide gross profit for fiscal 2020 increased $5.0 million, or 5%, to $100.9 million, or 19% of sales, from $95.9 million, or 17% of sales, for the same period of the prior year. During fiscal 2020, the LIFO reserve increased, and gross profits decreased, by $0.6 million. Conversely, during fiscal 2019, the LIFO reserve decreased, and gross profits increased, by $0.5 million. Total gross profit increased due to a strong performance in our Industrial and Water Treatment segments.

Gross profit for the Industrial segment increased $4.0 million, or 12%, to $38.9 million, or 14% of sales, for fiscal 2020, from $34.9 million, or 12% of sales, for fiscal 2019. During fiscal 2020, the LIFO reserve increased, and gross profits decreased, by $0.6 million. Conversely, during fiscal 2019, the LIFO reserve decreased, and gross profits increased, by $0.8 million. In spite of the $1.4 million year-over-year unfavorable LIFO impact and lower overall sales dollars, total gross profit increased compared to a year ago due to a favorable product mix shift to more sales of our higher margin manufactured, blended and re-packaged products.

Gross profit for the Water Treatment segment increased $3.9 million, or 10%, to $41.9 million, or 26% of sales, for fiscal 2020, from $38.0 million, or 25% of sales, for fiscal 2019. During fiscal 2020, the LIFO reserve changed nominally and therefore had a minimal impact on gross profit. In the prior year, the LIFO reserve increased, and gross profits decreased, by $0.3 million. Gross profit increased as a result of increased sales of our manufactured, blended and re-packaged products compared to a year ago, offset somewhat by higher operating costs.

Gross profit for our Health and Nutrition segment decreased $3.0 million, or 13%, to $20.1 million, or 19% of sales, for fiscal 2020, from $23.1 million, or 18% of sales, for fiscal 2019. Gross profit decreased as a result of lower sales, while gross profit as a percent of sales improved year-over-year due to increased profitability on certain products as well as lower operational costs.

Company-wide selling, general and administrative ("SG&A") expenses were relatively flat at $59.2 million, or 11% of sales, for fiscal 2020 and $59.1 million, or 11% of sales, for fiscal 2019. Included in the current year is a favorable adjustment to compensation expense related to our non-qualified deferred compensation plan of $0.2 million compared to a nominal adjustment in the prior year. These adjustments are offset in other income. Increases in other variable expenses largely offset this year-over-year benefit.

Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended March 29, 2020 was $13.1 million, an increase of $1.2 million, or 10%, from adjusted EBITDA of $11.9 million for the same period in the prior year. Full-year adjusted EBITDA was $65.3 million, an increase of $4.6 million, or 8%, from adjusted EBITDA of $60.7 million for fiscal 2019. The increase was due to the combined impact of improved gross profit in in our Industrial and Water Treatment operating segments.

Our effective income tax rate was relatively flat at 27.2% for the twelve months ended March 29, 2020 compared to an effective income tax rate of 27.1% for the twelve months ended March 31, 2019.

About Hawkins, Inc.

Hawkins, Inc. distributes, blends and manufactures chemicals and other specialty ingredients for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 43 facilities in 20 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, goodwill impairment, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Fiscal Year Ended
(In thousands)	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019
Net income (loss) (GAAP)	$4,763	$3,771	$28,367	$24,433
Interest expense	498	809	2,511	3,361
Income tax expense (benefit)	2,018	1,521	10,589	9,097
Amortization of intangibles	1,268	1,269	5,073	5,454
Depreciation expense	4,135	4,089	16,511	16,302
Non-cash compensation expense	443	436	2,273	2,010
Non-recurring debt refinancing costs	—	—	—	92
Adjusted EBITDA	$13,125	$11,895	$65,324	$60,749

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	March 29, 2020	March 31, 2019	March 29, 2020	March 31, 2019
	(unaudited)
Sales	$132,413	$133,051	$540,198	$556,326
Cost of sales	(109,765)	(112,377)	(439,281)	(460,390)
Gross profit	22,648	20,674	100,917	95,936
Selling, general and administrative expenses	(14,891)	(14,886)	(59,246)	(59,118)
Operating income	7,757	5,788	41,671	36,818
Interest expense, net	(498)	(809)	(2,511)	(3,361)
Other income	(478)	313	(204)	73
Income before income taxes	6,781	5,292	38,956	33,530
Income tax expense	(2,018)	(1,521)	(10,589)	(9,097)
Net income	$4,763	$3,771	$28,367	$24,433

Weighted average number of shares outstanding-basic	10,558,842	10,623,240	10,579,989	10,654,887
Weighted average number of shares outstanding-diluted	10,624,986	10,678,785	10,654,400	10,726,176

Basic earnings per share	$0.45	$0.35	$2.68	$2.29
Diluted earnings per share	$0.45	$0.35	$2.66	$2.28

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to impact and duration of wage pressures, the levels of investment and the impact of investments on our business operations and financial condition, the timing of new Water Treatment branch investments, and the duration and impact of product shortages. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, our business capital needs, changes in competition and price pressure, changes in demand and customer requirements or processes for our products, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, our ability to locate suitable real estate for new branch additions, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.